EXHIBIT 99.01

Dexcom Appoints Rimma Driscoll to Board of Directors

SAN DIEGO--(BUSINESS WIRE)—August 28, 2023 -- DexCom, Inc. (NASDAQ: DXCM), the global leader in real-time continuous glucose monitoring, today announced the appointment of Rimma Driscoll to its Board of Directors, effective August 24, 2023.

Ms. Driscoll is an accomplished leader with significant experience developing, guiding and executing organic and inorganic growth strategies for global organizations. She currently serves as Executive Vice President and Head of Global Strategy, Commercial and Business Development, and Global BioDevices for Zoetis, the world’s leading animal health company and a member of the Fortune 500. In this role, Ms. Driscoll oversees the company’s global business strategy, the execution of commercial launch plans, external business development and integration efforts, and has oversight for Zoetis’ Global BioDevices business. She brings to the Dexcom Board a track record of impactful leadership across the global healthcare, consumer and animal health industries, including the successful completion of several transformative transactions and key product launches.

“We are very excited to welcome Rimma to the Dexcom Board,” said Kevin Sayer, chairman, president and CEO at Dexcom. “Her strategic guidance at Zoetis and Procter & Gamble has been instrumental in helping these two global organizations achieve and grow their market leadership positions. As we continue to extend access to Dexcom’s real-time CGM systems to more people throughout the world, we look forward to benefiting from Rimma’s experience navigating global commercial markets and key strategic partnerships.”

About Rimma Driscoll
Rimma Driscoll is Executive Vice President and Head of Global Strategy, Commercial and Business Development, and Global BioDevices for Zoetis. Prior to assuming this role as a member of the Zoetis Executive Leadership Team in 2022, Ms. Driscoll served as Senior Vice President and Head of Global Business Development, Business Integrations and Strategic Alliances from 2020 to 2022, and Vice President and Head of Global Business Development and Strategic Alliances for Zoetis from 2016 to 2020.

Prior to her executive leadership at Zoetis, Ms. Driscoll served in roles of increasing responsibility at Procter & Gamble from 1994 to 2016. She established and led the company’s global business development group in Geneva, Switzerland, during her tenure as Executive Global Head for Europe, Corporate Global Business Development from 2012 to 2016.

EXHIBIT 99.01
In addition to her current role at Zoetis, Ms. Driscoll currently serves as a member of the Board of Directors of Pumpkin Insurance, a preventive care and pet insurance provider in which Zoetis has a minority stake. She holds a bachelor’s degree in Chemistry from Bowling Green State University and earned her MBA from Xavier University.

About DexCom, Inc.
DexCom, Inc. empowers people to take real-time control of health through innovative continuous glucose monitoring systems. Headquartered in San Diego, Calif., and with operations across Europe and select parts of Asia/Oceania, Dexcom has emerged as a leader of diabetes care technology. By listening to the needs of users, caregivers, and providers, Dexcom works to simplify and improve diabetes management around the world. For more information on Dexcom, visit Dexcom.com.

Media Contact
James McIntosh
619-884-2118
james.mcintosh@dexcom.com

Investor Contact
Sean Christensen
858-203-6657
sean.christensen@dexcom.com